Exhibit 77Q1(e)(1)


Addendum to Management Agreement
between Lord Abbett Investment Trust and
Lord, Abbett & Co. LLC
Dated December 1, 2015

Lord, Abbett & Co. LLC and Lord Abbett
Investment Trust on behalf of its series, Lord
Abbett Core Plus Bond Fund (the "Fund"), do hereby agree that the annual management fee rate for the Fund stated in paragraph 2 of the Management Agreement dated October 20, 1993
("the Agreement"), shall be amended as follows:

0.45% on the first $1 billion of average daily net assets;
0.40% on the next $1 billion of average daily net assets; and 0.35% on the Fund's average daily net assets over $2 billion.

For purposes of Section 15 (a) of the
Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


LORD ABBETT INVESTMENT TRUST


By: /s/ Brooke A. Fapohunda
Brooke A. Fapohunda
Vice President and Assistant Secretary



LORD, ABBETT & CO. LLC


By: /s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel


Dated: December 1, 2015